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                                                                    EXHIBIT 99.1



Contact:     Brian P. Campbell                             For Immediate Release
             President and Chief Executive Officer
             (734) 747-7025 ext. 129



          KAYDON CORPORATION COMMENTS ON FIRST QUARTER 2001 OUTLOOK AND
                     ANNOUNCES FIRST QUARTER CONFERENCE CALL


ANN ARBOR, Michigan - April  10, 2001

         Kaydon Corporation (NYSE:KDN) announced today that first quarter 2001 earnings per share will be as much as 12-15 percent below the consensus estimate of $.41 per share, reflecting the broad-based slowdown in industrial manufacturing activity. Fully-diluted earnings in 2000's first quarter were $.44 per share.

         "We continue to manage our business to respond to general end market slowing which fully manifested itself in the latter part of the fourth quarter and continued into the first quarter of 2001," said Brian P. Campbell, President and Chief Executive Officer. "Key markets for Kaydon, most importantly construction equipment and other heavy equipment markets, display continuing weakness. Higher energy costs and customer inventory reduction programs also negatively impacted first quarter operating performance, and we expect this trend to continue through the second quarter of 2001."

                  Kaydon Corporation announced that it will hold its first quarter 2001 earnings conference call on Friday, April 20, 2001. The conference call will begin at 10:30 a.m. Eastern time and will follow the Company's release of first quarter earnings at 8:00 a.m. Eastern time on that same day.

         The conference call can be accessed in a listen-only mode by dialing 1-800-289-0468 and providing the following passcode number: 213596. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

         To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available beginning on Friday, April 20, 2001 at 1:30 p.m. Eastern time through Wednesday, April 25, 2001 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 695768.

         Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, mechanical and electric equipment, and aftermarket customers.

                                      # # #


         Certain information in this press release is forward looking, such as the Company's expectations regarding future financial performance. The Company may not update these expectations to reflect subsequent events. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive environments in which the Company's businesses operate, and the outcome of pending and future litigation and governmental proceedings. Readers are cautioned to consider these factors when relying on such forward-looking information.